UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2006 (November 6, 2006)

Hartman Commercial Properties REIT
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50256	76-0594970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1450 West Sam Houston Parkway North, Suite 111 Houston, Texas 77043
(Address of principal executive offices)
(Zip Code)

(713) 465-8515
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Appointment of Principal Officers.

On November 6, 2006, the Board of Trustees of Hartman Commercial Properties REIT (the “Company”) appointed three new principal operating officers to the Company. Valerie King was appointed vice president of property management; Audra Bentley was appointed vice president of leasing; and Greg Belshiem was appointed vice president of human resources.

Valerie King, age 45, is responsible for property management and property management services, including budgets for the 37 properties. Prior to joining the Company, Ms. King was vice president of property management for Hartman Management, L.P. (“Hartman Management”), the former advisor to the Company, for six years. Prior to her position with Hartman Management, she held property management positions with commercial real estate firms Helmsley Spear National Real Estate and Trammel Crow Companies. She now reports to Chairman and Interim CEO James Mastandrea. Ms. King is currently paid an annual salary of $100,000 pursuant to a verbal agreement with the Company. In addition, she will participate in a management incentive ownership program, consisting of cash and equity bonuses paid to key employees, the details of the program having not yet been formulated by the Company. There are no other arrangements or understandings between Ms. King and any other person pursuant to which Ms. King was appointed as an officer. Since the beginning of the Company’s last fiscal year, Ms. King has had no direct or indirect interest in any transaction to which the Company was a party.

Audra Bentley, age 37, will be responsible for the leasing of office, industrial and retail properties. Ms. Bentley was formerly vice president of leasing for Hartman Management’s general partner, Hartman Management, LLC, for approximately three years. Her sixteen-year career in commercial real estate also includes senior leasing and property management positions with Anchor Executive Center and HQ Global Workplace, among other companies. She reports to Chairman and Interim CEO James Mastandrea. Ms. Bentley is currently paid an annual salary of $68,000 pursuant to a verbal agreement with the Company. In addition, she will participate in a management incentive ownership program, consisting of cash and equity bonuses paid to key employees, the details of the program having not yet been formulated by the Company. There are no other arrangements or understandings between Ms. Bentley and any other person pursuant to which Ms. Bentley was appointed as an officer. Since the beginning of the Company’s last fiscal year, Ms. Bentley has had no direct or indirect interest in any transaction to which the Company was a party.

Greg Belshiem, age 60, will be responsible for human resources, benefits and employee relations. Mr. Belshiem has more than twenty-five years of human resources experience in a variety of industries. He is the former director of human resources for Hartman Management, a position that he held for one year. Prior to his tenure at Hartman Management, Mr. Belshiem worked as vice president of human resources of Rice Epicurean Markets, a supermarket chain in Houston, Texas. He reports to Chairman and Interim CEO James Mastandrea. Mr. Belshiem is currently paid an annual salary of $75,000 pursuant to a verbal agreement with the Company. In addition, he will participate in a management incentive ownership program, consisting of cash and equity bonuses paid to key employees, the details of the program having not yet been formulated by the Company. There are no other arrangements or understandings between Mr. Belshiem and any other person pursuant to which Mr. Belshiem was appointed as an officer. Since the beginning of the Company’s last fiscal year, Mr. Belshiem has had no direct or indirect interest in any transaction to which the Company was a party.

At this time, there are no material plans, contracts or arrangements, including any employment agreements, to which either Ms. King, Ms. Bentley or Mr. Belshiem is a party or participant in connection with their appointments as principal officers other than their verbally agreed upon annual salaries and verbal understandings as to their participation in the Company’s future management incentive ownership program as set forth above.

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On November 6, 2006, the Company issued a press release announcing the appointments described herein. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Appointment of Valerie King, Audra Bentley and Greg Belshiem as Principal Officers of Hartman Commercial Properties REIT

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hartman Commercial Properties REIT

Dated: November 13, 2006	By: /s/ James C. Mastandrea
Name: James C. Mastandrea
Title: Interim Chief Executive Officer

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